Exhibit 23.1

233 N. Michigan Ave., Suite 2500 Chicago, Illinois 60601 Telephone: 312-856-9100 Fax: 312-856-1379

Consent of Independent Registered Public Accounting Firm

Addus HealthCare, Inc. (Predecessor)

Addus HomeCare Corporation

(f/k/a Addus Holding Corporation) (Successor)

Palatine, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated October 5, 2007 and April 30, 2009, except for Note 12, as to which the date is June 30, 2009, relating to the consolidated financial statements and schedule of Addus HealthCare, Inc. (Predecessor) and Addus HomeCare Corporation (f/k/a Addus Holding Corporation) (Successor), respectively, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Chicago, Illinois

August 24, 2009